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                                   OPTIMUMCARE
                                   CORPORATION

COMPANY CONTACT:                                   MEDIA & INVESTOR RELATIONS:
----------------                                   ---------------------------
EDWARD A. JOHNSON, CEO                             FINANCIAL MARKETING RESOURCES
1-888-448-1848                                     1-800-995-4410
HTTP://WWW.OPMC.COM


FOR IMMEDIATE RELEASE
---------------------

                        OPTIMUMCARE POSTPONES OPENING OF
                           TREATMENT SITES WITH GALAXY


Laguna Niguel, CA.: January 29, 1998 - OPTIMUMCARE CORPORATION (OTC:BB-OPMC) today said an ongoing insurance reimbursement audit of Miami-based Galaxy health Care, Inc. will result in a delay in the planned opening of treatment sites in Las Vegas and Portland, Oregon that had been scheduled for the first quarter of this year.

"The Galaxy audit by one of its insurers is requiring more attention than anticipated on the part of its senior management," said Edward A. Johnson, OptimumCare's President and CEO. "This has placed Galaxy under working capital constraints at this time."

Johnson said all Medicare program receivables due Galaxy, primarily for its Florida treatment sites, were being held pending the outcome of its audit of those operations by Mutual of Omaha. This has also delayed payment of $400,000 due OptimumCare for services performed at Galaxy's Long Beach, California facility, which is not being audited.

"OptimumCare's board decided to postpone development efforts on additional sites until the audit is completed," Johnson said. "Meanwhile, we are successfully continuing all current service programs, as well as development of self-directed expansion efforts already underway that are in addition to the Galaxy alliance.

"We've also stepped up the pace of our marketing efforts beyond the Western United States," the CEO said. "Just last week, we entered into exploratory discussion for one or more partial behavioral healthcare contracts with a Midwest-based provider group.

"We have every hope for an early resumption of our joint facility development efforts with Galaxy, and remain fully committed to the overall goals of the program," said Johnson.

"If, for any reason, we should determine these goals are not achievable near term in this alliance, OptimumCare has every intention of pursuing its previously announced course of becoming a nationwide provider of outpatient behavioral health care services. We will take any and all steps deemed appropriate to realize that goal, including joint development programs with other service providers. Our ultimate goal is to ensure OptimumCare continues to be a solid investment for our shareholders," Johnson concluded.

Created in 1987 to respond to opportunities presented by increasing utilization of behavioral health services, OptimumCare Corporation provides a wide range of such services through a growing network of affiliated hospitals, medical centers and community health centers.